Exhibit 21
DLH HOLDINGS CORP.
SUBSIDIARIES OF REGISTRANT

Name*	Jurisdiction of Incorporation/Organization

DLH Solutions, Inc.	Georgia
Danya International, LLC	Maryland
Social & Scientific Systems, Inc.	Delaware
Irving Burton Associates, LLC	Virginia
Grove Resource Solutions, LLC	Maryland

*  In accordance with Item 601(b)(21) of Regulation S-K, the Company has omitted from this Exhibit the names of its subsidiaries which, considered in the aggregate or as a single subsidiary, do not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.

{N0362400 }